Exhibit 99.1

John B. Sanfilippo & Son, Inc. Reports Fiscal 2026 Fourth Quarter and Full Year Results

Fourth Quarter Net Sales Increased 4.2%; Sales Volume Increased 1.4%

Elgin, IL, August 19, 2026 -- John B. Sanfilippo & Son, Inc. (NASDAQ: JBSS) (the “Company”) today announced financial results for its fiscal 2026 fourth quarter and full year ended June 25, 2026.

Fourth Quarter Summary

•
Net sales increased $11.4 million, or 4.2%, to $280.4 million
•
Sales volume increased 1.2 million pounds, or 1.4%, to 87.4 million pounds
•
Gross profit decreased 9.5% to $44.1 million
•
Diluted EPS decreased 38.3% to $0.71 per share

Full Year Summary

•
Net sales increased $68.4 million, or 6.2%, to $1.18 billion
•
Sales volume decreased 9.0 million pounds, or 2.5%, to 349.3 million pounds
•
Gross profit increased 3.8% to $211.2 million
•
Diluted EPS increased 4.6% to $5.26 per share

CEO Commentary

“I am pleased to report a strong fiscal 2026, with net sales reaching a record $1.2 billion and diluted EPS increasing 4.6% for the full year. Achieving record net sales and earnings growth in a challenging consumer and cost environment is a testament to the strength of our business, the dedication of our team and the depth of our customer relationships. While our bottom-line results for the most recent fourth quarter did not match last year’s results, we were encouraged to see a return to growth in our company-wide sales volume after five consecutive quarters of decline. We believe this is a positive signal for our entire portfolio. Fourth quarter profitability was impacted by several challenges, including higher-than-anticipated input and transportation costs, manufacturing inefficiencies associated with the continued onboarding of a large contract manufacturing customer and certain customer-related charges. We are actively responding to these increased costs, and we remain focused on improving operational efficiencies as we move into fiscal 2027, stated Jeffrey T. Sanfilippo, Chief Executive Officer.

“We also remain committed to returning capital to our shareholders. During the 2026 calendar year, we increased our annual dividend declared by 5.6% to $0.95 per share and declared a special dividend of $1.05 per share, representing a 75% increase from the prior year. Both dividends will be paid on September 9, 2026, bringing total dividends paid during 2026 calendar year to $3.50 per share. This year marks our fifteenth consecutive year of returning capital to shareholders through dividends and the ninth consecutive year of increasing our annual dividend, reflecting the strength of our balance sheet, our consistent cash generation, and our ongoing commitment to creating long-term shareholder value,” Mr. Sanfilippo concluded.

Fourth Quarter Results

Net Sales

Net sales for the fourth quarter of fiscal 2026 increased $11.4 million, or 4.2%, to $280.4 million. This increase was driven by a 2.8% increase in the weighted average selling price per pound and a 1.4% increase in sales volume (pounds sold to customers). The increase in the weighted average selling price primarily reflected pricing actions taken in response to higher commodity acquisition costs for peanuts and all major tree nuts except walnuts, which was partially offset by a shift in product mix toward lower priced items in the current quarter.

Sales Volume

Consumer Distribution Channel +0.8%

The sales volume increase was primarily driven by a 2.4% increase in private brand sales, reflecting higher volume in private label nuts and trail mix, partially offset by decreased bars volume due to our strategic decision to reduce sales to a grocery store retailer. The increase in private label nuts and trail mix sales volume was positively impacted by initial shipments to a new grocery retailer and expanded distribution at two existing grocery retailers, which was partially offset by lost private label business at an online retailer. In addition, our branded sales were negatively impacted by decreased Fisher recipe nut sales due to the timing of the Easter holiday and related promotional activity, as well as lower sales of Southern Style Nuts Hunter Mix, which was temporarily withdrawn from the market following a product recall of an externally sourced ingredient contained in the snack mix.

Commercial Ingredients Distribution Channel -5.4%

This sales volume decrease was mainly driven by timing of peanut crushing stock sales, as sales volumes were elevated in the preceding quarter. Food service sales volume remained relatively flat in the quarterly comparison.

Contract Manufacturing Distribution Channel +12.6%

This sales volume increase was mainly driven by increased snack nut sales to a significant new customer that was added in the second quarter of the prior year. This increase was partially offset by decreased granola sales volume.

Gross Profit

Gross profit decreased by $4.6 million to $44.1 million and gross margin declined to 15.7% from 18.1%. The decrease was primarily attributable to $2.7 million of recall-related costs associated with dry milk powder supplied by a third-party manufacturer used in the seasoning within certain of our products, as discussed above. Gross profit was also adversely affected by higher customer claims, higher snack bar ingredient costs, manufacturing inefficiencies, and higher freight expenses. Gross margin declined due to the factors mentioned above partially offset by a higher net sales base.

Operating Expenses, net

Total operating expenses increased $3.1 million in the quarterly comparison primarily due to higher incentive compensation, freight and marketing and insights expenses. These increases were partially offset by the estimated insurance recovery associated with the dry milk powder recall. As a percentage of net sales, total operating expenses increased to 11.3% from 10.6% in the prior comparable quarter, reflecting the factors noted above, partially offset by a higher net sales base.

Inventory

The value of total inventories on hand at the end of the current fourth quarter decreased $8.8 million, or 3.4%. The decrease was primarily attributable to lower finished goods inventories for bars, lower walnut acquisition costs, and lower on hand quantities of pecans and walnuts, which were partially offset by higher pecan and almond acquisition costs. The weighted average cost per pound of raw nut and dried fruit input stock on hand increased 12.1% year over year, driven primarily by higher pecan and almond acquisition costs, partially offset by lower walnut acquisition costs.

Full Year Results

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Net sales increased 6.2% to $1.2 billion. The increase in net sales was primarily attributable to an 8.9% increase in weighted average selling price per pound, which was partially offset by a 2.5% decrease in sales volume.
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Sales volume decreased 2.5%, primarily due to lower sales volume in the consumer channel, which was partially offset by sales volume increases in the commercial ingredients and contract manufacturing channels.
•
Gross profit margin decreased from 18.4% to 18.0% of net sales. This decrease was mainly attributable to factors noted in the quarterly comparison above and lower inventory valuation adjustments which were partially offset by aligning our pricing more closely with commodity acquisition costs and the absence of a one-time pricing concession recognized in the prior year.
•
Operating expenses increased $3.2 million to $122.0 million. The increase in total operating expense was primarily due to higher incentive compensation expense. This increase was partially offset by the estimated insurance recovery related to the dry milk powder recall, lower compensation expense, a net gain of the disposal of non-core equipment compared to a net loss in the prior year, reduced marketing and insights spending and lower third party warehouse cost.
•
Diluted EPS increased 4.6%, or $0.23 per diluted share, to $5.26.

In closing, Mr. Sanfilippo commented, “As I announced last month, I will be stepping down as Chief Executive Officer in October to assume the role of Executive Chairman, and my brother Jasper will succeed me as CEO. Over the last several years we have made significant investments in our people, capabilities, and infrastructure that we believe will support long-term, sustainable growth. These investments, combined with a disciplined growth strategy focused on continuous improvement, innovation, customer partnership, and operational excellence, should position the company for continued success. Under Jasper's leadership, I am confident JBSS will continue to execute its strategic plan, strengthen its market position, and capitalize on future growth opportunities.

As I reflect on the past 20 years, I want to sincerely thank our current and former employees for their hard work, dedication, and commitment. Together, we have transformed JBSS into a stronger, more diversified, and more profitable organization while preserving the entrepreneurial and family-oriented culture that has always defined our company. Our ability to remain nimble, adapt to changing market conditions, and work collaboratively to serve our customers has been a key driver of our success. It has been a privilege to lead this remarkable organization as CEO, and I am deeply grateful to our employees, customers, suppliers, and shareholders for their trust, support, and partnership throughout this journey."

Conference Call

The Company will host an investor conference call and webcast on Thursday, August 20, 2026, at 10:00 a.m. Eastern (9:00 a.m. Central) to discuss these results. To register for the call, please click on the Participant Registration by register using this link: https://register-conf.media-server.com/register/BI44107bdd00e5457a8a0b6255bbaf1762. After registering, an email will be sent, including dial-in details and a unique access code required to join the live call. Please ensure you have registered at least 15 minutes prior to the conference call time. This call is also being webcast by Notified and can be accessed at the Company’s website at www.jbssinc.com.

About John B. Sanfilippo & Son, Inc.

Based in Elgin, Illinois, John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut and dried fruit products and snack bars, that are sold under the Company’s Fisher ®, Orchard Valley Harvest ®, Squirrel Brand ® and Southern Style Nuts ® brand names and under a variety of private brands.

Upcoming Events

The Company will be presenting at the BWS Financial Growth and Value Summer Investor Series conference in New York City, New York on August 25, 2026 and the Midwest IDEAS conference in Chicago, Illinois on August 27, 2026. Qualified investors that would like to schedule a meeting with management should contact Three Part Advisors at the phone number below.

Contacts:

Company:	Investor Relations:
Frank S. Pellegrino	John Beisler or Steven Hooser
Chief Financial Officer	Three Part Advisors, LLC
847-214-4138	817-310-8776

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the Quarter Ended		For the Year Ended
	June 25, 2026	June 26, 2025	June 25, 2026	June 26, 2025
Net sales	$280,434	$269,076	$1,175,673	$1,107,246
Cost of sales	236,287	220,293	964,492	903,775
Gross profit	44,147	48,783	211,181	203,471
Operating expenses:
Selling expenses	20,656	17,845	78,941	78,934
Administrative expenses	11,070	10,800	43,042	39,826
Total operating expenses	31,726	28,645	121,983	118,760
Income from operations	12,421	20,138	89,198	84,711
Other expense:
Interest expense	419	1,209	2,429	3,552
Rental and miscellaneous expense, net	512	453	2,238	1,849
Pension expense (excluding service costs)	389	361	1,556	1,445
Total other expense, net	1,320	2,023	6,223	6,846
Income before income taxes	11,101	18,115	82,975	77,865
Income tax expense	2,698	4,588	21,041	18,931
Net income	$8,403	$13,527	$61,934	$58,934
Basic earnings per common share	$0.72	$1.16	$5.29	$5.06
Diluted earnings per common share	$0.71	$1.15	$5.26	$5.03
Weighted average shares outstanding
— Basic	11,716,965	11,670,890	11,698,823	11,655,506
— Diluted	11,824,621	11,734,572	11,777,400	11,724,433

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	June 25, 2026	June 26, 2025
ASSETS
CURRENT ASSETS:
Cash	$1,147	$585
Accounts receivable, net	84,310	76,656
Inventories	245,826	254,600
Prepaid expenses and other current assets	18,028	14,583
	349,311	346,424

PROPERTIES, NET:	255,965	178,219

OTHER LONG-TERM ASSETS:
Intangibles, net	15,137	16,178
Deferred income taxes	—	5,782
Operating lease right-of-use assets	24,584	27,824
Other assets	13,584	23,176
	53,305	72,960
TOTAL ASSETS	$658,581	$597,603

LIABILITIES & STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Revolving credit facility borrowings	$33,615	$57,584
Current maturities of long-term debt, net	6,052	941
Accounts payable	72,438	60,479
Bank overdraft	237	294
Accrued expenses	55,591	36,748
	167,933	156,046

LONG-TERM LIABILITIES:
Long-term debt, less current maturities	43,567	14,564
Retirement plan	29,193	27,921
Long-term operating lease liabilities	20,648	24,224
Other	17,292	14,151
	110,700	80,860

STOCKHOLDERS' EQUITY:
Class A Common Stock	26	26
Common Stock	92	92
Capital in excess of par value	143,522	139,724
Retained earnings	236,670	221,495
Accumulated other comprehensive income (loss)	842	564
Treasury stock	(1,204)	(1,204)
TOTAL STOCKHOLDERS’ EQUITY	379,948	360,697
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$658,581	$597,603